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                                                                  Exhibit (a)(8)

To: All Employees
From: Christine Russell
Cc: Linda Patane
Subject: Option Exchange Program - Interim Financial Information
Date: May 15, 2001

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Just wanted to let you all know that we filed our Quarterly Report with the
Securities and Exchange Commission today. For those of you considering participation in our option exchange program through our Offer to Exchange dated May 9, 2001, we recommend that you review the information on the Quarterly Report (on a filing called the Form 10-Q) along with our Annual Report (on Form 10-K, filed April 2, 2001) in making a decision on whether to tender your options. Both of these filings, along with our other SEC filings, can be viewed on websites maintained by the SEC (http://www.sec.gov) and the Nasdaq Stock Market (http://www.nasdaq.com). Feel free to contact Linda Patane if you are having trouble finding the reports on these websites. You can also get a copy without charge on request to me or Linda.

Best,

Christine Russell